Exhibit 10.2

SMTC MANUFACTURING CORPORATION OF CANADA

DEFERRED SHARE UNITS

AGREEMENT

In recognition of the important contributions that John Caldwell (the “Executive”) can make to the success of SMTC Corporation and its Affiliates, SMTC Manufacturing Corporation of Canada (the “Corporation”) hereby grants to the Executive the deferred share units award described below.

1. The Deferred Share Unit Award. The Corporation hereby grants to the Executive One hundred thirty-six thousand four hundred twenty five (136,425) Units (the “Award”). A “Unit” is an amount equal to the Fair Market Value (as defined below) of a single share of Common Stock (as defined below) on the Grant Date (as defined below).

a. The Executive is not entitled to any dividends payable on the Common Stock.

b. The Award shall not be interpreted to bestow upon the Executive any equity interest or ownership in the Corporation or any Affiliate.

c. The Executive acknowledges that the Board of Directors of SMTC Corporation shall continue to manage SMTC Corporation as such Board of Directors deems appropriate, and that such Board of Directors is under no obligation to manage SMTC Corporation or take any action so as to maximize the value of the Award or avoid any diminution in value of the Award.

d. The Board of Directors, in its sole discretion, may make additional grants of Units to the Executive from time to time.

2. Definitions. The following definitions will apply for purposes of this Agreement.

a. “Affiliate” of any person means (a) any other person directly or indirectly owning, controlling, or holding with power to vote, five percent or more of the outstanding voting securities of such person, (b) any person five percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such person and (c) any other person directly or indirectly controlling, controlled by, or under common control with, such person.

b. “Board of Directors” means the board of directors of SMTC Corporation.

c. “Cause” shall have the meaning as set forth in section 4.8 of the Employment Agreement.

d. “Common Stock” means a share of common stock, $0.01 par value per share, of SMTC Corporation.

e. “Employment Agreement” means the employment agreement between the Corporation and the Executive, dated February 7, 2004.

f. “Fair Market Value” means the closing price of the Common Stock for the day immediately preceding the Payment Date; provided, that if such day is not a trading day, fair market value shall mean the closing price of the Common Stock for the next preceding day which is a trading day. For this purpose, the “closing price” of the Common Stock on any trading day will be the last sale price with respect to such Common Stock, or, in case no such sale takes place on such day, the average of the high bid and low asked prices in the over-the-counter market with respect to such Common Stock, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other similar system then in use; or, if on any such date such Common Stock is not quoted by any such organization, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Board of Directors of SMTC Corporation in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Board of Directors of SMTC Corporation.

g. “Grant Date” means the date on which this Agreement was executed as indicated on the signature page hereof.

h. “Payment Date” means a date determined by the Board of Directors in its sole discretion that is within sixty (60) days of the occurrence of a Termination Event, subject to adjustment pursuant to Sections 5b and 6 hereof.

i. “Termination Event” means the Executive’s termination of employment by reason of death, disability, voluntary resignation with the Corporation and its Affiliates or termination of employment by the Corporation or its Affiliates other than for Cause.

3. Vesting. Subject to Section 5b, the entire Award shall be fully vested on the Grant Date.

4. Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

5. Termination of Employment. On the Payment Date, the Corporation shall pay to the Executive the Fair Market Value of the Award in a single cash lump sum payment.

6. Change of Control. In the event that of a Change of Control (as defined in Section 4.4 of the Employment Agreement), a Termination Event will be deemed to have occurred on the date of the closing of the Change of Control (or series of transactions constituting the Change of Control), and the Payment Date shall be adjusted to be ten (10) days after such closing date.

7. Determination by the Board of Directors. Any determination by the Board of Directors in its reasonable discretion concerning any provision hereto shall be binding upon the Corporation, SMTC Corporation, and the Executive.

8. Designation of Beneficiary. The Executive may designate or change the designation of a beneficiary or beneficiaries to receive any payment due hereunder upon his death by filing a written designation with the Corporation. The Corporation shall be bound by the last designation filed with it by the Executive. In the absence of such designation of a beneficiary by the Executive, or if no beneficiary so designated shall survive him, the Executive’s beneficiary shall be his or her estate. Any amounts due hereunder payable to the beneficiary or beneficiaries shall be made on the same terms and shall be subject to the same conditions as if such amounts were paid to the Executive.

9. Employment Rights. This Deferred Share Units Agreement shall not create any right of the Executive to continued employment with the Corporation or its Affiliates or limit the right of Corporation or its Affiliates to terminate the Executive’s employment at any time and shall not create any right of the Executive to employment with the Corporation or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Executive’s employment even if the termination is determined to be in violation of an obligation of the Corporation or its Affiliates to the Executive by contract or otherwise.

10. Unfunded Status. The obligations of the Corporation and its Affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Corporation or its Affiliates. The Executive shall rely solely on the unsecured promise of the Corporation and nothing herein shall be construed to give the Executive or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Corporation or any Affiliate.

11. No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

12. Withholding. The Corporation and its Affiliates shall have the right to withhold from any payment made under this Deferred Share Units Agreement any U.S., Canadian, state, provincial, local or other taxes required by law to be withheld with respect to the payment.

13. Amendment or Termination. This Deferred Share Units Agreement may be amended by mutual written agreement of the parties; provided, however, that the Corporation may in its sole discretion deem a Termination Event to have occurred, terminate this Deferred Share Units Agreement and accelerate the payment of benefits hereunder.

IN WITNESS WHEREOF, SMTC Manufacturing Corporation of Canada has executed this Deferred Share Units Agreement as of the 16th day of May, 2007.

SMTC MANUFACTURING CORPORATION OF CANADA

By:	/s/ Stephen Adamson
Title:	Authorized Signatory

Acknowledged and agreed:

/s/ John Caldwell
John Caldwell

SMTC CORPORATION

By:	/s/ Stephen Adamson
Title:	Authorized Signatory